                                                                       Exhibit 2

                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG


                             PAYLINX CORPORATION,


                             SAPPHIRE MERGER, INC.

                                      AND

                            CYBERSOURCE CORPORATION

                                 July 9, 2000

                               TABLE OF CONTENTS

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ARTICLE 1   THE MERGER......................................................................................     1

   1.1    The Merger........................................................................................     1
   1.2    Effective Time of the Merger......................................................................     1

ARTICLE 2   THE SURVIVING CORPORATION.......................................................................     1

   2.1    Articles of Incorporation.........................................................................     1
   2.2    Bylaws............................................................................................     2
   2.3    Directors and Officers of Surviving Corporation...................................................     2

ARTICLE 3   CONVERSION OF SECURITIES........................................................................     2

   3.1    Conversion of Shares..............................................................................     2
   3.2    Options...........................................................................................     2
   3.3    Exchange of Certificates..........................................................................     3
   3.4    Escrow............................................................................................     3
   3.5    Dividends; Transfer Taxes.........................................................................     4
   3.6    No Fractional Shares..............................................................................     4
   3.7    Closing of Company Transfer Books.................................................................     4
   3.8    Closing...........................................................................................     4
   3.9    Supplementary Action..............................................................................     4
   3.10   Dissenting Shares.................................................................................     5
   3.11   Lost, Stolen or Destroyed Certificate.............................................................     5

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................     5

   4.1    Due Organization; Good Standing; Authority; Binding Nature of Agreements..........................     6
   4.2    Certificate of Incorporation and Bylaws; Records..................................................     6
   4.3    Capitalization; Ownership of Stock................................................................     7
   4.4    Financial Statements..............................................................................     8
   4.5    Absence of Changes................................................................................     8
   4.6    Title to Assets; Equipment; Real Property, Leases.................................................    10
   4.7    Bank Accounts.....................................................................................    11
   4.8    Receivables; Major Customers......................................................................    11
   4.9    Accounts Payable; Major Suppliers.................................................................    12
   4.10   Proprietary Assets................................................................................    12
   4.11   Contracts.........................................................................................    13
   4.12   Compliance With Legal Requirements................................................................    16
   4.13   Governmental Authorizations.......................................................................    16
   4.14   Tax Matters.......................................................................................    16
   4.15   Employee and Labor Matters........................................................................    18
   4.16   Benefit Plans; ERISA..............................................................................    19
   4.17   Environmental Matters.............................................................................    20
   4.18   Sale of Products; Performance of Services.........................................................    21
   4.19   Insurance.........................................................................................    21
   4.20   Related Party Transactions........................................................................    22
   4.21   Proceedings; Orders...............................................................................    23
   4.22   Non-Contravention; Consents.......................................................................    23
   4.23   Brokers...........................................................................................    24
   4.24   Year 2000 Compliance..............................................................................    24
   4.25   Tax Treatment.....................................................................................    25
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   4.26   Full Disclosure...................................................................................    25
   4.27   Powers of Attorney................................................................................    25
   4.28   Voting Arrangements...............................................................................    25
   4.29   Financial Projections.............................................................................    25
   4.30   Opinion of Financial Advisor......................................................................    26
   4.31   Change in Control Payments........................................................................    26
   4.32   Board Approval....................................................................................    26
   4.33   Vote Required.....................................................................................    26
   4.34   Lock-Up Agreements................................................................................    26
   4.35   Expenses..........................................................................................    26

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......................................    26

   5.1    Due Organization; Good Standing; Authority; Binding Nature of Agreements..........................    27
   5.2    Capitalization; Ownership of Stock................................................................    27
   5.3    Brokers...........................................................................................    27
   5.4    Non-Contravention; Consents.......................................................................    27
   5.5    Tax Treatment.....................................................................................    28
   5.6    SEC Filings; Financial Statements.................................................................    28
   5.7    Opinion of Financial Advisor......................................................................    28
   5.8    Absence of Changes................................................................................    28
   5.9    Proceedings; Orders...............................................................................    29
   5.10   Undisclosed Liabilities...........................................................................    29
   5.11   Full Disclosure...................................................................................    29
   5.12   Vote Required.....................................................................................    29
   5.13   Acquiror Stock Listed on Nasdaq...................................................................    29
   5.14   Board Approval....................................................................................    29

ARTICLE 6   ADDITIONAL AGREEMENTS...........................................................................    30

   6.1    Company Stock Options.............................................................................    30
   6.2    Certain Employee Benefit Matters..................................................................    30
   6.3    Additional Agreements.............................................................................    30
   6.4    Conduct of Business by the Company Pending the Merger.............................................    30
   6.5    No Solicitation...................................................................................    32
   6.6    Proxy Statement; Permit Application...............................................................    33
   6.7    Stockholders' Meetings; Voting Agreements.........................................................    34
   6.8    Consents; Approvals...............................................................................    34
   6.9    Agreements of Affiliates..........................................................................    34
   6.10   Lock-Up Agreements................................................................................    35
   6.11   Acquiror Options..................................................................................    35
   6.12   Notification of Certain Matters...................................................................    35
   6.13   Public Announcements..............................................................................    35
   6.14   Conveyance Taxes..................................................................................    35
   6.15   Letters of Company Accountants....................................................................    35
   6.16   Indemnification of the Company's Directors and Officers...........................................    36
   6.16   Executive Benefits Summaries......................................................................    36
   6.18   Nasdaq Notification...............................................................................    36
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ARTICLE 7   CONDITIONS TO CONSUMMATION OF THE MERGER........................................................    36

   7.1    Conditions to Obligations of Each Party to Effect the Merger......................................    36
   7.2    Additional Conditions to Acquiror's and Merger Sub's Obligation to Consummate the Merger..........    37
   7.3    Additional Conditions to the Company's Obligation to Consummate the Merger........................    39

ARTICLE 8   ESCROW AND INDEMNIFICATION......................................................................    40

   8.1    Indemnification...................................................................................    40
   8.2    Escrow Fund.......................................................................................    40
   8.3    Limitations on Indemnification....................................................................    40
   8.4    Escrow Periods....................................................................................    41
   8.5    Claims Upon Escrow Fund...........................................................................    41
   8.6    Valuation.........................................................................................    41
   8.7    Objections to Claims to Escrow Fund...............................................................    41
   8.8    Resolution of Conflicts...........................................................................    42
   8.9    Stockholders' Agent...............................................................................    42
   8.10   Actions of the Stockholders' Agent................................................................    43
   8.11   Claims............................................................................................    43

ARTICLE 9   TERMINATION.....................................................................................    43

   9.1    Termination.......................................................................................    43
   9.2    Effect of Termination.............................................................................    44
   9.3    Fees and Expenses.................................................................................    45

ARTICLE 10  MISCELLANEOUS PROVISIONS........................................................................    45

   10.1   Survival of Representations and Covenants.........................................................    45
   10.2   Transfer Taxes....................................................................................    46
   10.3   Notices...........................................................................................    46
   10.4   Time of the Essence...............................................................................    47
   10.5   Headings..........................................................................................    47
   10.6   Counterparts......................................................................................    47
   10.7   Governing Law.....................................................................................    47
   10.8   Waiver............................................................................................    47
   10.9   Amendments........................................................................................    47
   10.10  Severability......................................................................................    47
   10.11  Parties in Interest...............................................................................    47
   10.12  Entire Agreement..................................................................................    47
   10.13  Construction......................................................................................    48
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

                         AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2000 (the

"Agreement"), by and among CyberSource Corporation ("Acquiror"), a Delaware
 ---------                                           --------
corporation, Sapphire Merger, Inc. ("Merger Sub"), a Delaware corporation, and
                                     ----------
PaylinX Corporation (the "Company"), a Delaware corporation.  Certain
                          -------
capitalized terms used in this Agreement are defined in Exhibit A.
                                                        ---------

          WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

          WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
                                                                         ----

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------
                                  THE MERGER

          1.1  The Merger. Subject to the terms and conditions of this
               ----------
Agreement, at the Effective Time Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving
                                                              ---------
Corporation") and the separate existence of Merger Sub shall thereupon cease
-----------
(the "Merger"). Without limiting the generality of the foregoing, at the
      ------
Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

          1.2 Effective Time of the Merger. The Merger shall become effective
              ----------------------------
when a properly executed certificate of merger (the "Certificate of Merger"), in
                                                     ---------------------
such form as may be agreed by the parties hereto and as required by the relevant provisions of the Delaware General Corporation Law (the "DGCL"), has been duly
                                                         ----
filed with the Secretary of State of the State of Delaware, which filings shall be made as part of the Closing upon satisfaction or waiver of the conditions set forth in Article 7. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger.

                                   ARTICLE 2
                                   ---------
                           THE SURVIVING CORPORATION

          2.1  Certificate of Incorporation. At the Effective Time, the
               ----------------------------
Certificate of Incorporation of the Company, as amended and restated to read as the Certificate of Incorporation of Merger Sub and as attached as Exhibit A to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

     2.2  Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to
          ------
the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     2.3  Directors and Officers of Surviving Corporation. The directors of the
          -----------------------------------------------
Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE 3
                                   ---------
                            CONVERSION OF SECURITIES

     3.1  Conversion of Shares.
          --------------------

               (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 3.10, each share of common stock, $.01 par value per share, of the Company
("Company Common Stock") and each share of the Company's preferred stock, $.01
  --------------------
par value per share ("Company Preferred Stock," and, together with the Company
                      -----------------------
Common Stock, the "Company Stock"), that is issued and outstanding immediately
                   -------------
prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Company Stock (the "Certificate"), one and two-tenths (1.2) shares (the "Exchange Ratio") of
      -----------
Common Stock of Acquiror, $0.001 par value per share ("Acquiror Stock");
                                                       --------------
provided, however, that each share of Company Stock that is held in the treasury
--------  -------
of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

               (b) In no event shall Acquiror be obligated to issue more than 8,450,797 shares of Acquiror Stock to holders of Company Stock as of the date of this Agreement, plus shares of Acquiror Stock upon conversion of Company Stock issued upon exercise of options to purchase up to 2,430,128 shares of Company Common Stock and warrants to purchase 14,286 shares of Company Common Stock. Notwithstanding anything to the contrary herein, no Stockholder shall have a claim against Acquiror, Merger Sub or the Surviving Corporation if there is a breach of Section 4.3 resulting in a Stockholder receiving a lesser number of shares of Acquiror Stock.

               (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

     3.2  Options.
          -------

               (a) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") subject to the Company's 2000 Stock
                         ------------
Option Plan (the "Company Stock Option Plan"), whether vested or unvested, shall
                  -------------------------
by virtue of the Merger be deemed assumed by Acquiror and will constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Acquiror Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the Exchange Ratio. Such assumed options will be subject to the terms of the Company Stock Option Plan and the stock option agreement between the Company and each optionee, as amended.

               (b) As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of Acquiror Stock for delivery pursuant to the terms set forth in this Section 3.2.

               (c) At the Effective Time, each outstanding warrant to purchase Company Stock shall by virtue of the Merger be deemed assumed by Acquiror and will constitute the right to acquire the number (rounded down to the nearest whole number) of shares of Acquiror Stock as the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (not taking into account whether or not such warrant was in fact exercisable), at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such warrant divided by (y) the Exchange Ratio; provided that any such warrant will remain subject to all other terms of the warrant agreement pursuant to which it was granted.

     3.3  Exchange of Certificates.
          ------------------------

               (a) Within twenty (20) business days after the Effective Time, Acquiror shall make available, and each Stockholder will be entitled to receive upon surrender of Certificates representing all shares of Company Stock held by such Stockholder to American Stock Transfer and Trust Company, acting as exchange agent (the "Exchange Agent"), certificates representing the number of
                     --------------
whole shares of Acquiror Stock into which such shares of Company Stock are converted in the Merger (excluding the Escrow Shares), subject to this Section
3.3. The shares of Acquiror Stock into which the shares of the Company Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

               (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Stockholder (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (y) a certificate representing that number of whole shares of Acquiror Stock that the holder is entitled to receive pursuant to this Section 3.3 and (z) a check representing the amount of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to Section 3.6.

     3.4  Escrow.  As security for the Stockholders' indemnification obligations
          ------
set forth herein, Acquiror will deliver to the Escrow Agent under an Escrow Agreement in substantially the form of Exhibit B attached hereto dated as of the
                                       ---------
date hereof by and among Acquiror, the Stockholders' Agent and the Escrow Agent (the "Escrow Agreement"), ten percent (10%) of the aggregate number of shares of
      ----------------
Acquiror Stock to be issued pursuant to Section 3.1 in respect of Company Stock (the "Escrow Fund"). Such shares shall be held in escrow on behalf of the
      -----------
Stockholders, on a pro rata basis, in accordance with each such Stockholder's percentage ownership ("Pro Rata Portion") of Company Stock immediately prior to
                       ----------------
the Merger.  Such shares ("Escrow Shares") shall be held as security for the
                           -------------
Stockholders' indemnification obligations under Article 8.

     3.5  Dividends; Transfer Taxes.
          -------------------------

               (a) No dividends that are declared on shares of Acquiror Stock after the Effective Time (if any) will be paid to Persons entitled to receive certificates representing shares of Acquiror Stock until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the certificates representing such shares of Acquiror Stock shall be issued any dividends which shall have become payable with respect to such shares of Acquiror Stock between the Effective Time and the time of such surrender. In no event shall the Person entitled to receive such dividends be entitled to receive interest on such dividends.

               (b) If any certificates for any shares of Acquiror Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Acquiror Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

               (c) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a Stockholder for any shares of Acquiror Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.6  No Fractional Shares. Notwithstanding anything herein to the contrary,
          --------------------
no fractional shares of Acquiror Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Acquiror Stock, cash adjustments will be paid in respect of any fractional share of Acquiror Stock that would otherwise be issuable. The amount of such adjustment shall be the product of (i) such fraction of a share of Acquiror Stock multiplied by (ii) the Exchange Price.

     3.7  Closing of Company Transfer Books. Upon the Closing, the stock
          ---------------------------------
transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Acquiror Stock or cash in accordance with the terms hereof. The holders of shares of Company Stock to be exchanged for shares of Acquiror Stock pursuant to this Agreement shall cease to have any rights as stockholders of the Company, except for the right to surrender such Certificates in exchange for shares of Acquiror Stock as provided hereunder or such appraisal rights as are provided under applicable law.

     3.8  Closing.  The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") shall take place at the offices of Morrison & Foerster
                -------
LLP, 755 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. on the next business day following satisfaction or waiver of all closing conditions set forth in Article 7, or such later date or time as the parties hereto may agree in writing.

     3.9  Supplementary Action.  If, at any time after the Effective Time, any
          --------------------
further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.10 Dissenting Shares.
          -----------------

          (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Stock held by a Stockholder who has exercised such holder's appraisal rights in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("Dissenting Shares"), shall not be converted into or represent a right to
  -----------------
receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the DGCL.

          (b) Notwithstanding the provisions of subsection (a) above, if any Stockholder who demands appraisal rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such Stockholder's appraisal rights under the DGCL, then, as of the Effective Time or the occurrence of such event, such Stockholder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 3.1, subject in any event to Section 3.5.

          (c) The Company shall give Acquiror (i) prompt written notice of any written demands for payment with respect to any shares of Company Stock pursuant to appraisal rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to demands for appraisal rights or offer to settle or settle any such demands.

     3.11 Lost, Stolen or Destroyed Certificate.  In the event any Certificates
          -------------------------------------
shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Acquiror Stock as may be required pursuant to Section 3.1; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE 4
                                   ---------
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth in the disclosure schedule delivered by the Company to Acquiror at or prior to the execution of this Agreement (the

"Target Disclosure Schedule"), the parts of which are numbered to correspond to
 --------------------------
the Section numbers of this Agreement, the Company hereby represents and warrants to Acquiror and Merger Sub as of the date hereof and as of the Effective Time as follows:

     4.1  Due Organization; Good Standing; Authority; Binding Nature of
          -------------------------------------------------------------
          Agreements.
          ----------

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements to which it is a party.

               (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its certificate of incorporation, as amended.

               (c) The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification. Section 4.1(c) of the Target Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

               (d) Section 4.1(d) of the Target Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors,
(ii) the members of each committee of the Company's board of directors and (iii) the names and titles of the Company's officers.

               (e) Neither the Company nor any of the Stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

               (f) The Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

               (g) The execution, delivery and performance of the Transactional Agreements to which the Company is a party have been duly authorized by all necessary action on the part of Company, its board of directors, and, as of the Effective Time, the Stockholders.

               (h) Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions.

     4.2  Certificate of Incorporation and Bylaws; Records.
          ------------------------------------------------

               (a) The Company has delivered to Acquiror accurate and complete copies of: (i) the Company's certificate of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders, and any predecessor thereto, and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the Stockholders, or any predecessor thereto, or the board of directors of the Company, or any predecessor thereto, that are not reflected in such minutes or other records.

               (b) There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws or of any resolution adopted by the Stockholders or the Company's board of directors, and to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

               (c) The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects, and all of such books and records of the Company and any predecessor thereto are in the actual possession and direct control of the Company.

     4.3  Capitalization; Ownership of Stock. As of the date of this Agreement
          ----------------------------------
and as of the Closing:

               (a) The authorized capital stock of the Company consists of Thirty Million (30,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Company Preferred Stock. As of the date of this Agreement, the outstanding capital of the Company consists of (i) 2,174,212 shares of Common Stock, (ii) options to purchase 2,430,128 shares of Common Stock, (iii) 4,868,119 shares of Company Preferred Stock and (iv) warrants to purchase 14,286 shares of Common Stock. All of such Common Stock, warrants and options are owned of record by the Stockholders, warrantholders and optionholders, respectively, free and clear of any Encumbrances imposed by the Company. Section 4.3(a) of the Target Disclosure Schedule includes (x) a list of all Company Stock Options as of the date hereof, including the name of each holder of Company Stock Options, the date of grant, the number of shares of Company Stock subject to such options, the vesting commencement date and the vesting schedule, (y) a list of all Stockholders and the number of shares of Company Common Stock held thereby, in each case indicating which of such stock is restricted stock, if any, and (z) a list of all holders of Company Preferred Stock of the number of shares of Company Preferred Stock held thereby, in each case indicating which of such stock is restricted stock, if any.

               (b) All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Company has delivered to Acquiror accurate and complete copies of the stock certificates evidencing the currently outstanding shares of Common Stock and Company Preferred Stock.

               (c) There is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company from the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company issuable by the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

               (d) Since June 1, 1999, the Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

     4.4  Financial Statements.
          --------------------

               (a) The Company has delivered to Acquiror the following financial statements and notes (collectively, the "Financial Statements"), which
                                                   --------------------
are attached hereto as Exhibit C:
                       ---------

                    (i) the audited balance sheet of the Company as of December 31, 1999, and the related statements of operations, changes in stockholders' equity and fund balance and cash flows of the Company for the one-year period ending as of December 31, 1999, together with the notes thereto; and

                    (ii) the unaudited balance sheets of the Company as of March 31, 2000 (the "Unaudited Interim Balance Sheet")
                                               -------------------------------
                          and related unaudited statements of operations, for the three months then ended.

               (b) All of the Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, with respect to the audited Financial Statements, changes in stockholders' equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in stockholders' equity.

               (c) At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature required by GAAP to be provided for in such Unaudited Interim Balance Sheet which were not provided for, and (ii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate in all material respects for the purposes for which they were established.

               (d) As of the date of this Agreement, the Company has no Liabilities in excess of $300,000 individually or in the aggregate, except for
(i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (ii) accounts payable incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet.

     4.5  Absence of Changes.  Since March 31, 2000:
          ------------------

               (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and no event has occurred that likely would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, except in each case any change, circumstances or effect relating to (i) the economy or securities markets in general or (ii) the industries in which the Company operates in general and not specifically relating to the Company (a "Material Adverse Effect");
                            -----------------------

               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

               (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

               (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities;

               (e) the Company has not amended its certificate of incorporation or bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

               (g) the Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;

               (h) the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $5,000;

               (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for software licenses entered into by the Company in the Ordinary Course of Business;

               (j) the Company has not written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness;

               (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

               (l) the Company has not made any loan or advance to any other Person, including without limitation, any Stockholder;

               (m) the Company has not (i) established or adopted any Plan or
(ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than salary increases for non-officer employees in the Ordinary Course of Business and consistent with the Company's review and compensation policies then in force;

               (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

               (o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;

               (p) there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business), and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company in the Ordinary Course of Business;

               (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

               (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

               (s) the Company has not changed any of its methods of accounting or accounting practices in any respect;

               (t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

               (u) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.

     4.6  Title to Assets; Equipment; Real Property, Leases.
          -------------------------------------------------

               (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; (iii) all assets referred to in
Section 4.6(b) of the Target Disclosure Schedule and all of the Company's rights under Company Contracts; and (iv) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and such other liens that do not, singly or in the aggregate, constitute a Material Adverse Effect.

               (b) Section 4.6(b) of the Target Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company, and sets forth the original cost and book value of each of said assets.

               (c) To the Knowledge of the Company, each asset identified in
Section 4.6(b) of the Target Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all material respects, and is being operated and otherwise used in material compliance, with all applicable Legal Requirements; and (iii) is adequate in all material respects for the uses to which it is being put.

               (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Target Disclosure Schedule (the "Leased
                                                                     ------
Premises"). Section 4.6(d) of the Target Disclosure Schedule provides an
--------
accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Acquiror complete copies of all such leases. Acquiror will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet and (ii) liens for current taxes not yet due and payable.

               (e) Section 4.6(e) of the Target Disclosure Schedule identifies all personal property assets that are being leased or licensed to the Company.

               (f) All material leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

               (g) The Company's Leased Premises are in a condition adequate for the conduct of the business in the Ordinary Course of Business, and the Company owns, or has a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted except for those that would not have a Material Adverse Effect.

     4.7  Bank Accounts. Section 4.7 of the Target Disclosure Schedule
          -------------
accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

             (a) the name and location of the institution at which such account is maintained;

             (b) the name in which such account is maintained and the account number of such account;

             (c) a description of such account and the purpose for which such account is used;

             (d) the balance in such account as of May 31, 2000;

             (e) the rate of interest as of May 31, 2000 being earned on the funds in such account; and

             (f) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

     4.8  Receivables; Major Customers.
          ----------------------------

             (a) Section 4.8(a) of the Target Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of the Company as of May 31, 2000.

             (b) All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and in the aggregate, will be collected in full (without any counterclaim or setoff), net of reserves, on or before the later of 120 days from the date of invoice or 120 days from the date hereof.

             (c) Since June 1, 1999, the Company has not received any notice or other communication (in writing or otherwise), or received any other information, indicating that any customer or other Person may cease dealing with the Company or demand a refund of any fees previously paid.

             (d) The Company has provided to Acquiror a copy of the Company's standard form of customer contract for each product or service it offers to customers. The Company has no oral contracts or agreements to deliver products or provide services.

     4.9  Accounts Payable; Major Suppliers.
          ---------------------------------

             (a) Section 4.9(a) of the Target Disclosure Schedule (i) provides an accurate and complete breakdown and aging of the Company's accounts payable as of May 31, 2000; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of March 31, 2000; and (iii) provides an accurate and complete breakdown of the Company's long term debt as of the date of this Agreement.

             (b) Section 4.9(b) of the Target Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of, the amounts paid to each supplier or other Person, that received more than $5,000 from the Company during the five month period ended May 31, 2000, other than amounts paid to employees or consultants and described in Section 4.15(a) or (b) of the Target Disclosure Schedule. Each such supplier or other Person has executed and delivered to the Company a valid and binding invoice or other agreement with the Company relating to the services or supplies to which such amounts relate.

     4.10 Proprietary Assets.
          ------------------

          (a) Section 4.10(a) of the Target Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company's business: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other such Proprietary Asset that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority.

          (b) All material designs, drawings, specifications, schematics, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Proprietary Assets of the Company at any stage of their development were written, developed and created solely and exclusively by employees of the Company without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to the Company by means of valid and enforceable consultant confidentiality and invention assignment agreements, true and complete copies of which have been delivered to Acquiror. The Company has taken reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company's business.

          (c) The Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets or any portion thereof. No Company Proprietary Asset is a "derivative work" of any original work currently owned by a third party as the term "derivative work" is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

          (d) All current and former employees of the Company have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit D. Such agreements constitute valid and binding obligations
            ---------
of the Company and such person, enforceable in accordance with their respective terms. To the Knowledge of the Company, no such employee is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any Company employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information identified in Section 4.10(d) of the Target Disclosure Schedule, which have been assigned to the Company.

          (e) None of the Proprietary Assets owned or used by the Company violate or infringe or, if used in the Company's business as currently proposed to be conducted, would violate or infringe, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company. Except for agreements entered into in the Ordinary Course of Business, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.

          (f) There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

          (g) The Proprietary Assets owned by or licensed to the Company include all Proprietary Assets necessary to conduct the Company's business to the same extent and in the same manner as currently conducted and currently anticipated by the Company to be conducted. Such ownership or, to the Company's knowledge, right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor).

          (h) All proprietary software developed by the Company and currently sold, licensed or otherwise used by the Company in its business is free from significant programming errors, operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company, and does not contain any virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user's knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.

     4.11 Contracts.
          ---------

          (a) Except as provided in Section 4.15 of the Target Disclosure Schedule, Section 4.11(a) of the Target Disclosure Schedule lists each of the following Company Contracts:

                 (i) any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $5,000;

                 (ii) any Company Contract with or for the benefit of any current or former officer, director, stockholder, employee or consultant of the Company or relative of any of the foregoing;

                 (iii) any Company Contract with any labor union or association representing any employee of the Company;

                 (iv) any Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                 (v) any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

                 (vi) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000;

                 (vii) any Company Contract containing covenants of the Company not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

                 (viii) any Company Contract granting or restricting the right of the Company to use any Proprietary Assets;

                 (ix) any Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                 (x) any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);

                 (xi) any Company Contract obligating the Company to deliver services or product enhancements or containing a "most favored nation" pricing clause;

                 (xii) any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other person;

                 (xiii) any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business);

                 (xiv) any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money;

                 (xv) any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $50,000; and

                 (xvi) any other material Company Contract whether or not made in the Ordinary Course of Business.

            (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

            (c) Neither the Company nor, to the Company's Knowledge, any other party to a Company Contract is in default under any Company Contract. No event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for such cancellation, termination or modification that, singly or in the aggregate, would not have a Material Adverse Effect. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.

            (d) To the Company's actual knowledge, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company.

            (e) (i) The Company is not a guarantor of and has not otherwise agreed to cause, insure or become liable for, and has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and
(ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any

Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

          (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          (g) No Person is renegotiating, nor has the contractual right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract which would have a Material Adverse Effect.

          (h) Section 4.11(h) of the Target Disclosure Schedule identifies and provides an accurate and brief description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to deliver goods or provide services with a value in excess of $5,000 and is outstanding.

          (i) No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by the Company.

          (j) The Contracts identified in Section 4.11(a) of the Target Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

     4.12 Compliance With Legal Requirements.
          ----------------------------------

          (a) The Company is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except with respect to non-compliance that would not have a Material Adverse Effect.

          (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except such failures as would not have a Material Adverse Effect.

          (c) The Company has not received at any time any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          (d) To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement (other than any Legal Requirement that would be applicable generally to the online payment industry) that, if adopted or otherwise put into effect, would specifically affect the Company and (i) may have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other

Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     4.13  Governmental Authorizations.
           ---------------------------

           (a) Section 4.13 of the Target Disclosure Schedule identifies (i) each Governmental Authorization that is held by the Company; and (ii) each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company's employees and is used in connection with the Company's business. The Company has delivered to Acquiror accurate and complete copies of all of the Governmental Authorizations identified in Section 4.13 of the Target Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in
Section 4.13 of the Target Disclosure Schedule is valid and in full force and effect.

           (b) The Governmental Authorizations identified in Section 4.13 of the Target Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and intended to be conducted and
(ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     4.14  Tax Matters.
           -----------

           (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

           (b) Section 4.14(b) of the Target Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the date hereof ("Company Returns"). All Company Returns (i) have been or
                         ---------------
will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has delivered to Acquiror accurate and complete copies of Company Returns filed by the Company.

           (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Acquiror.

           (d) Section 4.14(d) of the Target Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

           (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

           (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

           (g) All stock options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

          (h) Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384.

          (i) The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

           (j) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

           (k) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     4.15  Employee and Labor Matters.
           --------------------------

           (a) Section 4.15(a) of the Target Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee's title; (iii) such employee's annualized compensation as of the date of this Agreement; (iv) each Plan in which such employee participates or is eligible to participate; and (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

           (b) Section 4.15(b) of the Target Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

           (c) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company.

           (d) The Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

           (e) The employment of each of the Company's employees is terminable by the Company at will. The Company has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current employees of the Company.

           (f) To the Knowledge of the Company (i) no employee of the Company intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee; (ii) no employee of the Company has received since June 30, 1999, nor is currently considering, an offer to join a business that likely would be competitive with the Company's business; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company's business or operations.

           (g) The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

           (h) To the Company's Knowledge, each employee of the Company is in compliance with all applicable visa and work permit requirements. To the Company's Knowledge, no visa or work permit held by an employee of the Company will expire during the six month period beginning at the date of this Agreement.

     4.16  Benefit Plans; ERISA.
           --------------------

           (a) Section 4.16 of the Target Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any ERISA Affiliate, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").
                    -----

           (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

           (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

           (d) The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

           (e) Each Plan that is an Employee Benefit Plan complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

           (f) All reports, forms and other documents required to be filed with any Governmental Body with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

           (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service that provides that it so qualifies through the last day of the "TRA 86 Remedial Amendment Period," as such term is defined in Section 3.02 of Revenue Procedure 96-55 issued by the Internal Revenue Service and that its related trust is exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.

           (h) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company or the applicable ERISA Affiliate.

           (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing.

           (j) With respect to each Plan:

                    (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                    (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan;

                    (iii) neither the Company nor any fiduciary has any
                          Knowledge of any facts which could give rise to any such action or claim; and

                    (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under
                          Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

           (k) Neither the Company nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

           (l) All of the Plans listed in the Target Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

           (m) True, correct and complete copies of all documents creating or evidencing any Plan listed in the Target Disclosure Schedule have been made available to Acquiror, and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental Body (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been made available to Acquiror. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Target Disclosure Schedule.

           (n) All expenses and liabilities relating to all of the Plans described in the Target Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company's books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.

     4.17  Environmental Matters.  The Company is and has been at all times in
           ---------------------
compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities. There are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises during the Company's occupancy, and to the Knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law and (b) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.

     4.18  Sale of Products; Performance of Services.
           -----------------------------------------

           (a) The Company has not made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. No customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. The Company has received no customer complaints pursuant to which the Company gave a credit or accepted a product return for a refund in either case in excess of $5,000.

           (b) The Company has in place and at all times has had in place an adequate and appropriate quality control program.

     4.19  Insurance.
           ---------

           (a) Section 4.19 of the Target Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

                    (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

                    (ii) whether such policy is a "claims made" or an "occurrences" policy;

                    (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

                    (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

                    (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Section 4.19 also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has delivered to Acquiror accurate and complete copies of all of the insurance policies identified in Section 4.19 of the Target Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 4.19 of the Target Disclosure Schedule.

           (b) Each of the policies identified in Section 4.19 of the Target Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are substantially similar to those customarily carried by reasonable persons conducting business similar to that, or owning assets similar to those, of the Company.

           (c) There is no pending claim under or based upon any of the policies identified in Section 4.19 of the Target Disclosure Schedule, and to the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

           (d) The Company has not received:

                    (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 4.19 of the Target Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

                    (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in
                          Section 4.19 of the Target Disclosure Schedule; or

                    (iii) any indication that the issuer of any of the policies identified in Section 4.19 of the Target Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

     4.20  Related Party Transactions.
           --------------------------

           (a) No Related Party has, and no Related Party has at any time since January 1, 1999, had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;

           (b) No Related Party is, or has been, indebted to the Company;

           (c) No Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company as it is currently conducted;

           (d) No Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company;

           (e) No Related Party has any claim or right against the Company; and

           (f) No event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

     4.21  Proceedings; Orders.
           -------------------

           (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

           (b) To the Company's Knowledge, no Proceeding has ever been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or threatened in writing at any time.

           (c) The Company has delivered to Acquiror accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.21(b) of the Target Disclosure Schedule.

           (d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

           (e) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

           (f) There is no Order that, or to the Knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the online payment industry) that, if issued or otherwise put into effect,
(i) likely would have a Material Adverse Effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

     4.22  Non-Contravention; Consents. Neither the execution and delivery of
           ---------------------------
this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Stockholders, the Company's board of directors or any committee of the Company's board of directors, if any;

           (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

           (c) cause the Company to become subject to, or to become liable for the payment of, any Tax;

           (d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

           (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

           (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

           (g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

           (h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

           (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 4.22 of the Target Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the date hereof, all such filings, notices and Consents have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

     4.23  Brokers.  Except for a fee payable to Chase H&Q, the Company has not
           -------
agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     4.24  Year 2000 Compliance.  All of the Company's products (including
           --------------------
products currently under development) record, store, process and calculate and present calendar dates falling on and after January 1, 2000, calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). All of the Company's material products lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer systems, including without limitation, its accounting systems, are Year 2000 Compliant.

     4.25  Tax Treatment.  Neither the Company nor any of its Affiliates has
           -------------
taken any action and to the Company's Knowledge no fact, agreement, plan or other circumstance exists that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     4.26  Full Disclosure.
           ---------------

           (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements, when taken together, contains any untrue statement of material fact or omits to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company not misleading. To the extent any representation or warranty permits omission of items otherwise required to be discussed because they are not material or do not or would not have a Material Adverse Effect, such omissions in the aggregate will not and do not have a Material Adverse Effect.

           (b) As of the date of this Agreement, the Company has provided Acquiror and Acquiror's Representatives with full and complete access to all of the Company's records and other documents and data requested by them.

           (c) There is no fact within the Knowledge of Company (other than publicly known facts relating exclusively to political or economic matters of general applicability) that (i) may have a Material

Adverse Effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

           (d) All of the information set forth in the Target Disclosure
Schedule is accurate and complete in all material respects. None of the other information regarding the Company and its business, condition, assets, liabilities, operation, financial performance, net income and prospects that has been furnished to Acquiror or any of its Representatives by or on behalf of Company or any of the Company's Representatives, when taken together, contains any untrue statement of material fact or omits to state any fact necessary to make such information not misleading.

     4.27  Powers of Attorney.  The Company has not given a power of attorney to
           ------------------
any Person.

     4.28  Voting Arrangements.  There are no outstanding stockholder
           -------------------
agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company (other than the Voting Agreement (as defined below)).

     4.29  Financial Projections.  The Company's business plan dated June 16,
           ---------------------
2000 as heretofore provided to Acquiror has been prepared by the Company based on the Company's good faith estimates (based on reasonable investigation) of the projected financial performance of the Company without taking into effect the Transactions and based on certain assumptions set forth therein, which assumptions the Company believes are reasonable. The Company has concluded after reasonable investigation that the assumptions and conclusions of the Company's business plan constitute reasonable estimates of the Company's actual performance, but such estimates are no guarantee of actual performance.

     4.30  Opinion of Financial Advisor.  The Company has been advised by its
           ----------------------------
financial advisor, Chase H&Q, that, in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Company's stockholders and has delivered a written copy of such opinion dated the date hereof to Acquiror.

     4.31  Change in Control Payments.  Except as set forth in Section 4.31 of
           --------------------------
the Company Target Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (whether in cash or property or the vesting of property) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

     4.32  Board Approval.  The board of directors of the Company has, as of the
           --------------
date of this Agreement, unanimously (i) approved, subject to Stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the Stockholders and is on terms that are fair to such Stockholders and (iii) recommended that the Stockholders approve this Agreement and the Merger.

     4.33  Vote Required.  The affirmative vote of the holders of a majority of
           -------------
the outstanding Company Stock entitled to vote with respect to the Merger and the affirmative vote of the holders of two-thirds of the Company Preferred Stock are the only votes of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.34  Lock-Up Agreements.  Concurrently herewith each of the persons listed
           ------------------
in Section 4.34 of the Target Disclosure Schedule has entered into a Lock-Up Agreement (as defined below) and the Company shall in no way challenge the validity, or enforceability of any of the Lock-Up Agreements.

     4.35  Expenses.  The fees, costs and expenses incurred by the Company in
           --------
connection with the Transactional Agreements and the Transactions shall not exceed $300,000 if the Transactions are completed in the manner contemplated by this Agreement (including the successful completion of the Permit Application process set forth in Section 6.6(a) below), and shall in no event exceed $500,000. For the purposes of this Section, the Company's fees, costs and expenses shall not include (i) any fees, costs or expenses incurred by the Company pursuant to the letter agreement dated April 6, 2000 between the Company and Chase H&Q, (ii) any compensation payable by the Company to its employees pursuant to existing arrangements (including any severance payments payable under existing employment agreements or the Executive Benefits Summaries referred to in Section 6.17) or (iii) any ordinary and necessary overhead expenses incurred by the Company.

                                   ARTICLE 5
                                   ---------
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     The Acquiror and Merger Sub hereby represent and warrant to Company as of the date hereof and as of the Effective Time as follows:

     5.1   Due Organization; Good Standing; Authority; Binding Nature of
           -------------------------------------------------------------
Agreements.
----------

               (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party.

               (b) Merger Sub has been recently formed for the purpose of effecting the Merger and has not conducted any business except in connection with preparation for the Merger. Acquiror owns all of the issued and outstanding capital stock of Merger Sub.

               (c) The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub, their respective boards of directors, the sole stockholder of Merger Sub, and as of the Effective Time, the Acquiror's stockholders.

               (d) Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms and conditions.

     5.2   Capitalization; Ownership of Stock.  As of the date of this
           ----------------------------------
Agreement:

               (a) The authorized capital stock of the Acquiror consists of Fifty Million (50,000,000) shares of Common Stock, $.001 par value per share, and Four Million Nine Hundred Eighty-Eight Thousand Eight Hundred Fourty-Two (4,988,842) shares of Preferred Stock, $.001 par value per share. The outstanding capital of the Acquiror as of May 31, 2000 consisted of (i) 25,969,587 shares of Common Stock and (ii) options to purchase 4,862,346 shares of Common Stock. No warrants to purchase shares of Common Stock were outstanding as of May 31, 2000.

     5.3   Brokers.  Other than a fee payable to J.P. Morgan & Co., the Acquiror
           -------
has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     5.4  Non-Contravention; Consents.  Neither the execution and delivery of
          ---------------------------
this Agreement or the Transactional Agreements to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of Acquiror's or Merger Sub's respective certificate of incorporation or bylaws, or (ii) any resolution adopted by Acquiror's or Merger Sub's stockholders, Acquiror's or Merger Sub's board of directors or any committee of Acquiror's or Merger Sub's board of directors. With the exception of the filing of the Certificate of Merger in the State of Delaware and any necessary filings pursuant to federal and state securities laws or the rules of other Governmental Bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.5  Tax Treatment.  Neither Acquiror nor any of its affiliates has taken
          -------------
any action or knows of any fact, agreement, plan or other circumstance that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

     5.6  SEC Filings; Financial Statements.
          ---------------------------------

               (a) Acquiror has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission (the "SEC") between June 24, 1999 and the date of this Agreement and has made
 ---
available to the Company (i) its Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 10-K"), (ii) all proxy statements relating to the
                        ---------
Company's meetings of stockholders (whether annual or special) held between June 24, 1999, and the date of this Agreement, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC between June 24, 1999, and the date hereof, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Acquiror SEC Reports"). The Acquiror SEC Reports (i) were
                    --------------------
prepared in accordance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934,
                       --------------
as amended (the "Exchange Act") and the SEC's rules and regulations thereunder
                 ------------
(collectively, the "Federal Securities Laws"), as the case may be, and (ii) did
                    -----------------------
not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Acquiror and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

               (c) The Acquiror has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Acquiror with the SEC pursuant to the Securities Act or the Exchange Act.

     5.7  Opinion of Financial Advisor.  Acquiror has been advised by its
          ----------------------------
financial advisor, J.P. Morgan & Co., that, in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Acquiror's stockholders and has delivered a written copy of such opinion dated the date hereof to the Company.

     5.8  Absence of Changes.  Since the date of the Agreement, there has not
          ------------------
been any material adverse change in the Acquiror's or Merger Sub's respective business, condition, assets, liabilities, operations, results of operations or prospects, and no event has occurred that likely would have a material adverse effect on the Acquiror's or Merger Sub's respective business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, other than any change, circumstances or effect relating to (i) the economy or securities markets in general, (ii) the market price of shares of Acquiror Stock or (iii) the industries in which the Acquiror operates in general and not specifically relating to the Acquiror ("Acquiror Material Adverse
                                                -------------------------
Effect").
------

     5.9  Proceedings; Orders.
          -------------------

               (a) Except as disclosed in Acquiror's public filings with the SEC, there is no pending Proceeding, and to the Knowledge of the Acquiror or Merger Sub, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Acquiror or Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

               (b) There is no Order that, or to the Knowledge of the Acquiror or Merger Sub, proposed Order (other than any proposed Order that would be applicable generally to the online payment industry) that, if issued or otherwise put into effect, (i) likely would have an Acquiror Material Adverse Effect on the ability of the Acquiror or Merger Sub to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

     5.10 Undisclosed Liabilities.  Except as disclosed in the 1999 10-K (or in
          -----------------------
any subsequently filed Acquiror SEC Reports), as of the date hereof, neither the Acquiror nor any of its subsidiaries or Affiliates has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, except for liabilities or obligations incurred in the Ordinary Course of Business since December 31, 1999 or which individually or in the aggregate are not material in nature or amount.

     5.11 Full Disclosure.
          ---------------

               (a) Neither this Agreement (including all Exhibits hereto) nor any of the Transactional Agreements, when taken together, contains any untrue statement of material fact or omits to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Acquiror or Merger Sub not misleading. To the extent any representation or warranty permits omission of items otherwise required to be discussed because they are not material or do not or would not have an Acquiror Material Adverse Effect, such omissions in the aggregate will not and do not have an Acquiror Material Adverse Effect.

               (b) There is no fact within the Knowledge of Acquiror or Merger Sub (other than publicly known facts relating exclusively to political or economic matters of general applicability) that

(i) may have an Acquiror Material Adverse Effect on the ability of the Acquiror or Merger Sub to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.12  Vote Required.  The affirmative vote of a majority of the shares of
           -------------
each class of stock held by the stockholders and that are entitled to vote with respect to the Merger are the only votes of the holders of any class or series of the Acquiror's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     5.13  Acquiror Stock Listed on Nasdaq.  The Acquiror Stock has been
           -------------------------------
approved for quotation on the Nasdaq National Market.

     5.14  Board Approval. The board of directors of Acquiror has, as of the
           --------------
date of this Agreement, (i) approved, subject to approval by Acquiror's stockholders, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of Acquiror's stockholders and is on terms that are fair to such stockholders and (iii) recommended that Acquiror's stockholders approve this Agreement and the Merger.

                                   ARTICLE 6
                                   ---------
                             ADDITIONAL AGREEMENTS

     6.1   Company Stock Options.  Acquiror agrees to file, if available for use
           ---------------------
by Acquiror, a registration statement on Form S-8 for the shares of Acquiror Stock issuable with respect to assumed Company Stock Options within ninety (90) days following the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     6.2   Certain Employee Benefit Matters.  Each employee of the Company at
           --------------------------------
the Effective Time will be provided with employee benefits (other than benefits under stock options plans) by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employee than those provided from time to time by Acquiror to similarly situated employees.

     6.3   Additional Agreements.  In case at any time after the Effective Time
           ---------------------
any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.

     6.4   Conduct of Business by the Company Pending the Merger. During the
           -----------------------------------------------------
period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Acquiror shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business only in, and the Company shall not take any action except in the Ordinary Course of Business; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror:

               (a) amend or otherwise change the Company's certificate or articles of incorporation or bylaws;

               (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its Affiliates (except the exercise of currently outstanding options and warrants in accordance with their terms);

               (c) sell, pledge, dispose of or encumber any assets or inventory of the Company or of any subsidiary (except for (i) sales of assets or inventory in the Ordinary Course of Business, (ii) dispositions of obsolete or worn out assets, and (iii) pledges of assets pursuant to existing agreements, or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

               (d) except as is contemplated by this Agreement, or the applicable award agreement or Employee Plan, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Plans (including the Company Stock Option Plan) or authorize cash payments in exchange for any options granted under any of such plans;

               (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, except in accordance with preexisting commitments as of the date hereof, or propose to do any of the foregoing;

               (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse (other than checks in the Ordinary Course of Business) or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Entity; (iv) except in the Ordinary Course of Business or otherwise provided or permitted by this Agreement, to enter into or amend any material agreement or contract which provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets; (v) authorize any capital expenditures or purchase of fixed assets which are individually in excess of $5,000 or, in the aggregate, in excess of $100,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.4(f);

               (g) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company who are not executive officers of the Company in the Ordinary Course of Business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer, or, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law or as expressly contemplated by this Agreement;

               (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

               (i) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

               (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business;

               (k) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

               (l) undertake any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business or in accordance with GAAP;

               (m) take, or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

               (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.4(a) through (m).

     6.5  No Solicitation.
          ---------------

               (a) The Company shall not, and shall not permit or authorize its officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it) to initiate, solicit or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined in
Section 9.3(c)), or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action and the Company shall promptly notify Acquiror of all relevant terms of any such inquiries or proposals received by the Company or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal and promptly update Acquiror as to any material changes with respect to such inquiry or proposal; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company and its officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it) from (i) furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to an Alternative Transaction if, and only to the extent that (A) the board of directors of the Company determines in good faith, after receiving a written legal opinion from its outside legal counsel, that such action is necessary to comply with its fiduciary duties under Delaware law, (B) such action is in response to an unsolicited bona fide written proposal made by a third party relating to an Alternative Transaction on terms which the Company's board of directors in good faith believes to be more favorable to the Stockholders than the Merger and for which financing is committed (a "Superior Proposal"), and (C)
                                                    -----------------
prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction; or (iii) in the event of a Superior Proposal, to enter an agreement or understanding with respect to the Superior Proposal.

               (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Acquiror and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

               (c) The Company shall inform its officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company who are aware of, and require such person to agree to abide by, the restrictions described in this Section 6.5.

     6.6  Proxy Statements; Permit Application.
          ------------------------------------

               (a) In connection with the meeting of the Acquiror's stockholders to approve this Agreement and the Transactions (the "Acquiror's
                                                                  ----------
Stockholders' Meeting"), as soon as practicable after the date hereof the
---------------------
Acquiror will, with the assistance of the Company, prepare and file with the SEC a proxy statement (the "Acquiror Proxy Statement"), conforming to the
                        ------------------------
requirements of the applicable provisions of the Exchange Act, soliciting the Acquiror stockholders' approval of this Agreement and the Transactions at the Acquiror Stockholders' Meeting. The issuance of the Acquiror Stock in the Merger shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act. In order to qualify for such exemption, as soon as practicable after the date hereof, the Company shall prepare an information statement (the "Information Statement") to be sent to its shareholders summarizing reasons for,
 ---------------------
and the terms and conditions of, the Merger. Acquiror shall prepare an application for a permit to issue securities (the "Permit Application") pursuant
                                                   ------------------
to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "CCSL"). Acquiror shall also prepare a notice of hearing (the "Notice"),
      ----                                                          ------
notifying the Stockholders of a hearing to be held on the fairness of the securities issuance pursuant to Section 25142 of the CCSL. Acquiror shall then cause the Information Statement, Permit Application and Notice to be filed with the California Department of Corporations (the "Department") for review prior to
                                                ----------
the Department's setting of a hearing date. Each party shall cooperate, and shall use best efforts to cause its outside counsel, accountants and other advisors to cooperate, (including providing such information as shall be reasonably necessary) with the other in preparing the above documents and in connection with the Permit Application process generally and shall provide the documents it has prepared to the other party and its counsel for review and comment (and shall make such changes thereto as are reasonably requested by the other party and its counsel) prior to filing such documents with the Commissioner. Acquiror and the Company will respond to any comments from the California Department of Corporations and use their reasonable efforts to have the 3(a)(10) permit (the "Permit") granted as soon as practicable after such
                          ------
filing. As promptly as practicable after the date of this Agreement, Acquiror shall prepare and make such filings as are required under applicable state securities laws relating to the transactions contemplated by this Agreement. The Company shall cooperate with

Acquiror, and provide information to Acquiror, in connection with filings made by Acquiror under such applicable state securities laws.

               (b) Notwithstanding anything to the contrary contained herein, in the event that it is established to the reasonable satisfaction of Acquiror and the Company that a Permit will not be obtainable with respect to the Merger, or that the shares of Acquiror Stock issuable in connection with the Merger may not otherwise be issued in reliance on an exemption from registration under the Securities Act, Acquiror shall use reasonable efforts to prepare and file as promptly as possible with the SEC a registration statement on Form S-4 or any other applicable form (the "Registration Statement") covering the issuance of the Acquiror Shares in connection with the Merger. In such event, Acquiror will use reasonable efforts to cause such Registration Statement to become effective as promptly as possible following filing. Company shall cooperate with Acquiror, and shall use best efforts to cause its outside counsel, accountants and other advisors to cooperate, in preparing and filing the Registration Statement and will provide such information as Acquiror reasonably requests in connection therewith.

               (c) In connection with the meeting of the Stockholders to approve this Agreement and the Transactions (the "Company Stockholders'
                                                  ---------------------
Meeting"), as soon as practicable after the date hereof the Company will
-------
promptly prepare a proxy statement (the "Company Proxy Statement"), conforming
                                         -----------------------
to the requirements of applicable law and the DGCL, soliciting the Stockholders' approval of this Agreement and the transactions contemplated herein at the Stockholders' Meeting. Such Company Proxy Statement shall include the unanimous recommendation of the Company's board of directors that the Stockholders approve this Agreement and the Transactions. The Company Proxy Statement and all other proxy materials shall be subject to the review and reasonable approval of Acquiror.

     6.7  Stockholders' Meeting; Voting Agreements.  Each of the Company and
          ----------------------------------------
Acquiror shall call and use commercially reasonable efforts to hold the Company Stockholders' Meeting and the Acquiror Stockholders' Meeting, respectively, as promptly as practicable after the date on which the Permit is issued or the Registration Statement becomes effective, as applicable, for the purpose of voting upon the approval of the Merger. The Company and Acquiror shall each use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of the approval of the Merger, and shall use commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and the certificate of incorporation and bylaws of the Company and the Acquiror, as applicable, to obtain such approvals. Concurrently herewith each of the persons listed on
Schedule 6.7 has entered into a Voting Agreement with Acquiror in substantially
------------
the form of Exhibit E hereto (the "Voting Agreement") and the Company shall in
            ---------              ----------------
no way challenge the validity, or enforceability of any of the Voting Agreements or any proxy entered into in connection therewith.

     6.8  Consents; Approvals.  The Company and Acquiror shall coordinate and
          -------------------
cooperate with one another and shall each use their reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental Body), and the Company and Acquiror shall make all filings (including, without limitation, the pre-merger notification filings required under the HSR Act and all other filings with Governmental Bodies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the Transactions, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a Material Adverse Effect on the Company or the transactions contemplated hereby. The Company and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Body in connection with the Transactions. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Body in connection with this Agreement or the Transactions.

     6.9   Agreements of Affiliates.  In the event a Registration Statement is
           ------------------------
filed as set forth in Section 6.6(b), the Company shall deliver to Acquiror, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who
                               ----------------
are, or may be deemed to be, at the time of the Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Acquiror, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in a form mutually agreeable to the Company
               -------------------
and Acquiror.

     6.10  Lock-Up Agreements.  The Company shall use its best efforts to obtain
           ------------------
from each of the persons listed on Schedule 6.10 at the Effective Time a Lock-Up
                                   -------------
Agreement with Acquiror substantially in the form of Exhibit F (each, a "Lock-Up
                                                     ---------           -------
Agreement").
---------

     6.11  Acquiror Options.  In its sole discretion, Acquiror may grant options
           ----------------
to purchase Acquiror Stock to employees of the Company who, subsequent to the Effective Time, will be employees of the Surviving Corporation.

     6.12  Notification of Certain Matters.  The Company shall give prompt
           -------------------------------
notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met and (ii) any failure of the Company, Acquiror or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or 7.3(a) unless the failure to give such notice results in material prejudice to the other party.

     6.13  Public Announcements.  Acquiror and the Company shall consult with
           --------------------
each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Acquiror may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the Nasdaq National Market if it has used all reasonable efforts to consult with the Company. Each of Acquiror and Company shall make all necessary filings with Governmental Bodies and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time.

     6.14  Conveyance Taxes.  Acquiror and the Company shall cooperate in the
           ----------------
preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     6.15  Letters of Company Accountants.  The Company shall request that
           ------------------------------
letters from the Company's independent accountants, addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for comfort letters delivered by independent accountants be delivered to Acquiror on Acquiror's reasonable request. The Company shall provide reasonable cooperation to such independent accountants to enable them to issue such letters and shall use best efforts to cause them to do so.

     6.16  Indemnification of the Company's Directors and Officers. Acquiror
           -------------------------------------------------------
agrees that all rights to indemnification existing as of the date of this Agreement in favor of any director, officer, employee or agent of the Company and its subsidiary (the "Indemnified Parties") as provided in their respective
                         -------------------
Certificate of Incorporation, By-laws or comparable organizational documents, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     6.17  Executive Benefits Summaries.  Acquiror agrees that upon the
           ----------------------------
Effective Time the Acquiror shall irrevocably assume the Company's obligations under the Executive Benefit Summaries listed on Schedule 6.17 and shall deliver to the parties to such Executive Benefits Summaries a written assumption agreement to such effect.

     6.18  Nasdaq Notification.  Acquiror shall notify the Nasdaq National
           -------------------
Market of the proposed issuance of Acquiror Stock to the Stockholders no later than fifteen (15) days prior to the Closing.

                                   ARTICLE 7
                                   ---------
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1   Conditions to Obligations of Each Party to Effect the Merger.  The
           ------------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Fairness Hearing; Permit. The Company and Acquiror shall be satisfied that the fairness hearing shall have been held by the Commissioner and a Permit shall have been issued by the State of California. If a Registration Statement is filed as set forth in Section 6.6(b), the Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC. No proceedings for that purpose and no similar proceeding in respect of the Acquiror Proxy Statement shall have been initiated or threatened by the SEC;

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

               (c) Tax Opinions. Acquiror and the Company shall have received opinions of Morrison & Foerster LLP and Arent Fox Kintner Plotkin & Kahn, PLLC, respectively, in form and substance reasonably satisfactory to Acquiror and the Company, respectively, on the basis of certain facts, representations and assumptions set forth in such opinions, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Acquiror, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; provided, however, that if the counsel to either Acquiror or the Company does not render such opinion this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. Each of the Company, Acquiror and Merger Sub agrees to deliver customary representation certificates as requested by such counsel for the purpose of rendering such opinions;

               (d) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other applicable waiting period under any other premerger notification statute of a foreign jurisdiction, to the extent material, has either expired or been terminated; and

               (e) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders and the stockholders of Acquiror as required by the DGCL.

     7.2  Additional Conditions to Acquiror's and Merger Sub's Obligation to
          ------------------------------------------------------------------
Consummate the Merger.  Acquiror's and Merger Sub's obligations to consummate
---------------------
the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

               (a)  Acquiror shall have received the following documents:

                         (i) the opinion letter from Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to the Company, dated the date hereof, in the form attached as
                               Exhibit G;
                               ---------

                         (ii) a certificate, duly executed by the Company, certifying that (A) each of the representations and warranties made by the Company in this Agreement and in the other Transactional Agreements is accurate in all material respects as of the date of Closing, (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 7.2 has been satisfied in all material respects;

                         (iii) copies of resolutions of the Company, certified
                               by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements to which the Company is a party and the Transactions, and copies of resolutions of the meeting of stockholders of the Company (or written consent in lieu thereof), certified by the Secretary of the Company, authorizing the Transactions;

                         (iv) if required as set forth in Section 6.9. Acquiror shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

                         (v) Noncompetition Agreements between each of the Company employees listed on Schedule 6.7 and
                                                           ------------
                               Acquiror substantially in the form of Exhibit H
                                                                     ---------
                               hereto (each, a "Noncompetition Agreement");
                                                ------------------------

                         (vi) the letter from the Company's independent accountants discussed in Section 6.15; and

                         (vii) such other documents as Acquiror may reasonably
                               request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in
                               Section 7.1 or this Section 7.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

               (b) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

               (c) The Company's net working capital (current assets minus current liabilities) on the date of the Closing shall be not less than (i) $10 million if the Closing occurs on or before August 31, 2000, (ii) $9.25 million if the Closing occurs between September 1 and September 30, 2000, (iii) $8.5 million if the Closing occurs between October 1 and October 31, 2000, and (iv) $7.75 million if the Closing occurs between November 1 and November 30, 2000. Acquiror and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company.

               (d) The holders of no more than one percent (1%) of the outstanding shares of Company Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

               (e) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material
                                                                      --------
Consents"), by the Company for the authorization, execution and delivery of this
--------
Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company and copies thereof shall have been delivered to Acquiror.

               (f) If, prior to the Closing, Acquiror shall have so reasonably requested, Company shall have terminated its 401(k) Plan, and evidence thereof satisfactory to Acquiror shall have been furnished to Acquiror.

               (g) Each of the representations and warranties made by the Company in the Agreement are true and accurate in all material respects as of the Closing and all covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

               (h) The Company shall have executed and delivered all Transactional Agreements to which the Company it is a party. The Escrow Agent shall have executed and delivered the Escrow Agreement.

               (i) The Company shall have obtained the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code to John McDonnell, Jr. and shall require John McDonnell, Jr. to subject his existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder.

     7.3  Additional Conditions to the Company's Obligation to Consummate the
          -------------------------------------------------------------------
Merger.  The Company's obligation to consummate the Merger and to take the other
------
actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

          (a)  The Company shall have received the following documents:

                         (i) the opinion letter from Morrison & Foerster LLP, counsel to Acquiror and Merger Sub, dated the date hereof, in the form attached as Exhibit I;
                                                                    ---------
                         (ii) a certificate, duly executed by Acquiror, certifying that (A) each of the representations and warranties made by Acquiror in this Agreement and in the other Transactional Agreements is accurate in all material respects as of the date of the Closing, (B) each of the covenants and obligations that Acquiror is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 7.3 has been satisfied in all material respects; and

                         (iii) such other documents as the Company may request
                               in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Acquiror and Merger Sub, (B) evidencing the compliance by Acquiror and Merger Sub with, or the performance by Acquiror and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Section 7.1 or this
                               Section 7.3, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

          (b) Each of Acquiror and Merger Sub shall have executed and delivered all Transactional Agreements to which it is a party.

          (c) All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by each of them respectively of the transactions contemplated hereby shall have been obtained and made by the Acquiror and Merger Sub.

          (d) John J. McDonnell, Jr. shall have been appointed to the Board of Directors of Acquiror.

          (e) Each of the representations and warranties made by the Acquiror in the Agreement are true and accurate in all material respects as of the Closing and all covenants and obligations that the Acquiror is required to have complied with or performed pursuant to this Agreement or any of the Transaction Documents at or prior to Closing have been duly complied with or performed in all material respects.

          (f) Since the date of the Agreement, there shall not have occurred any event that would constitute an Acquiror Material Adverse Effect.

          (g) The Nasdaq National Market shall have accepted the notification filed in accordance with Section 6.18, if and to the extent such acceptance is required for the effectiveness of the notification.

                                   ARTICLE 8
                                   ---------
                          ESCROW AND INDEMNIFICATION

     8.1  Indemnification.
          ---------------

               (a)  By the Stockholders.  From and after the Effective Time and
                    -------------------
subject to the limitations contained in Sections 8.2 and 8.3, the Stockholders will, severally and pro rata, up to their respective Pro Rata Portion of the Escrow Fund, indemnify and hold Acquiror harmless against any loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Acquiror has incurred by reason of the breach or alleged breach
 -------
by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or certificate delivered by the Company pursuant hereto. Such indemnification shall be Acquiror's sole and exclusive remedy for any such breach by the Company.

               (b)  By Acquiror.  From and after the Effective Time and subject
                    -----------
to the limitations contained in Section 8.3, Acquiror will indemnify and hold the Stockholders harmless against any Damage that the Stockholders have incurred by reason of the breach or alleged breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement of Acquiror or Merger Sub contained in this Agreement, up to the monetary value of the Escrow Fund (determined by multiplying the number of Escrow Shares by the average closing price of Acquiror's stock over the ten trading day period ending on the day immediately prior to the Closing). Such indemnification shall be the Stockholders' sole and exclusive remedy for any such breach by Acquiror or Merger Sub.

     8.2  Escrow Fund.  As security for the indemnities in Section 8.1, the
          -----------
Escrow Shares shall be deposited with the Escrow Agent within ten (10) days of the Closing, such deposit to be governed by the terms set forth in this Article 8 and in the Escrow Agreement.

     8.3  Limitations on Indemnification.
          ------------------------------

               (a)  Acquiror's Damages.  Notwithstanding the foregoing, no
                    ------------------
indemnification shall be payable pursuant to Section 8.1(a) unless and until an Officer's Certificate or Certificates for an aggregate amount of Damages in excess of $500,000 has been delivered to the Stockholders' Agent and to the Escrow Agent; provided, however, that after an Officer's Certificate or
              --------  -------
Certificates for an aggregate of $500,000 in Damages has been delivered, Acquiror shall be entitled to indemnification for the full amount of Damages identified in such Officer's Certificate or Certificates.

               (b)  Stockholders' Damages.  Notwithstanding the foregoing,
                    ---------------------
Acquiror shall have no liability under Section 8.1(b) unless and until a Stockholders' Agent Certificate or Certificates for an aggregate amount of Damages in excess of $500,000 has been delivered to the Acquiror and to the

Escrow Agent; provided, however, that after a Stockholders' Agent Certificate or
              --------  -------
Certificates for an aggregate of $500,000 in Damages has been delivered, the Stockholders shall be entitled to indemnification for the full amount of Damages identified in such Stockholders' Agent Certificate or Certificates.

               (c) No indemnification shall be payable pursuant to Section 8.1(a) or (b) after the first anniversary of the Effective Date (the "Expiration
                                                                      ----------
Date"), except with respect to claims made prior to the Expiration Date, but not
----
resolved by the Expiration Date.

               (d) The limitations of Section 8.1 and this Section 8.3 shall not apply in the case of a fraudulent or intentional misrepresentation by any party, but no Person shall be liable for any such misrepresentation or breach by any other Person (except to the extent of its share of the consideration received pursuant to Section 3.1 above if such misrepresentation or breach is by the Company).

     8.4  Escrow Periods.  The Escrow Fund shall commence on the date hereof and
          --------------
terminate on the first anniversary of the Closing (the "Escrow Period"),
                                                        -------------
provided, however, that the number of Escrow Shares, which, in the reasonable
--------  -------
judgment of Acquiror, subject to the objection of the Stockholders' Agent and the subsequent resolution of the matter in the manner provided in Section 8.8, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Stockholders' Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released in accordance with Section 8.1 above and 8.5 below.

     8.5  Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or
          -----------------------
before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer's Certificate"):
                                                  ---------------------

               (i) Stating the aggregate amount of Acquiror's Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

               (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then the Escrow Agent shall, subject to the provisions of Sections 8.3, 8.7 and 8.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 8.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time.

     8.6  Valuation.  For the purpose of compensating Acquiror or the
          ---------
Stockholders for their respective Damages pursuant to this Agreement, the value per share of the Escrow Shares and the total consideration received pursuant to
Section 3.1 above shall be determined by reference to the Exchange Price. In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly.

     8.7  Objections to Claims to Escrow Fund.  At the time of delivery of any
          -----------------------------------
Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 8.5 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with
Section 8.5, provided that no such delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

     8.8  Resolution of Conflicts.
          -----------------------

               (a) In case the Stockholders' Agent or Acquiror, as applicable shall object in writing to any claim or claims made in any Acquiror's Officer's Certificate or Stockholders' Agent Certificate, the non-objecting party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Acquiror has requested delivery of Escrow Shares, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.

               (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders' Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate or Stockholders' Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections 8.1 through 8.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in Santa Clara, California if the arbitration is commenced by the Company, or in Reston, Virginia if the arbitration is commenced by the Acquiror. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

     8.9  Stockholders' Agent.
          -------------------

               (a) John J. McDonnell, Jr. is constituted and appointed as agent (the "Stockholders' Agent") for and on behalf of the Stockholders to give and
      -------------------
receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Stockholders.

               (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, provided, that the Stockholders' Agent shall be reimbursed for
                  --------
counsel fees and other out-of-pocket expenses incurred by such Stockholder Agent in connection with the administration of his duties under this Agreement or the Escrow Agreement or the Escrow Agreement from the proceeds of the sale of Escrow Shares by the Stockholder Agent. For such purpose, the Stockholder Agent shall be authorized to direct the Escrow Agent to deliver or cause to be delivered to the Stockholder Agent such number of Escrow Shares the sale of which by the Stockholder Agent in ordinary open-market brokers transactions is sufficient to cover such out-of-pocket costs.

               (c) The Stockholders' Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of Company's and Acquiror's officers and employees for purposes of performing its duties and exercising its rights under this Article 8, provided that the
                                                       --------
Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.10  Actions of the Stockholders' Agent.  A decision, act, consent or
           ----------------------------------
instruction of the Stockholders' Agent shall constitute a decision of all of the Stockholders and shall be final, binding and conclusive upon each such Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

     8.11  Claims.  In the event Acquiror becomes aware of a third-party claim
           ------
which Acquiror believes may result in a demand against the Stockholders, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Stockholders for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders' Agent.

                                   ARTICLE 9
                                   ---------
                                  TERMINATION

     9.1   Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time, notwithstanding approval thereof by the Stockholders or the stockholders of Acquiror:

               (a) by mutual written consent duly authorized by the boards of directors of Acquiror and the Company;

               (b) by either Acquiror or the Company if the Merger shall not have been consummated by November 30, 2000 (the "Final Date") (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this

Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

               (c) by either Acquiror or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.8;

               (d) by Acquiror if, at the Acquiror Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of Acquiror's stockholders, as required by the DGCL (the "Requisite Vote") shall
                                                       --------------
not have been obtained;

               (e) by Acquiror, if (i) the board of directors of the Company shall withdraw, modify or change its unanimous recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing; (ii) the board of directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 9.3(d)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or an affiliate of Acquiror), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer;

               (f) by the Company, prior to the receipt of the Requisite Vote, if the Company receives, without violating its obligations under Section 6.5, a Superior Proposal; provided that in order for the termination of this Agreement to be deemed effective pursuant to this paragraph (f), the Company shall have complied with all its obligations under Section 6.5 and with applicable requirements of Section 9.3, including payment of the Fee Payable By Company (as defined in Section 9.3(b)) pursuant to Section 9.3(b); or

               (g) by Acquiror or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied, provided, that if such breach is curable through the exercise of commercially reasonable efforts, then the other party may not terminate pursuant to this Section 9.1(g) in respect of such breach if such breach is curable and shall have been cured within 30 days following notice by the other party of such breach, provided the breaching party continues to use commercially reasonable efforts to cure such breach during the 30 day period (it being understood that (i) the other party may not terminate this Agreement pursuant to this Section 9.1(g) after notice of such breach if such breach shall have been cured within 30 days or the party seeking to terminate shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured).

     9.2  Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 9.3, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof or willful or intentional misrepresentations.

     9.3  Fees and Expenses.
          -----------------

               (a) Except as set forth in this Section 9.3, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated, or (ii) if the Merger is consummated, then all costs and expenses incurred in connection with the Transactional Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

          (b) The Company shall pay Acquiror a fee equal to two percent (2%) of the monetary value of the Acquiror Stock to be issued pursuant to Section 3.1 determined by multiplying the number of shares of Acquiror Stock to be issued pursuant hereto by the average closing price of Acquiror's stock over the ten trading day period immediately prior to the termination date in cash (the "Fee
                                                                           ---
Payable By Company"), upon the earliest to occur of the following events:
------------------

               (i) the termination of this Agreement by Acquiror pursuant to Sections 9.1(b) or 9.1(g) if an Alternative Transaction with any Third Party is consummated, announced or a letter of intent is entered into by the Company and such Third Party with respect to an Alternate Transaction within twelve (12) months of the date of such termination; or

               (ii)  the termination of this Agreement by Acquiror pursuant to
                     Section 9.1(e); or

               (iii) the termination of this Agreement by Company pursuant to
                     Section 9.1(f).

          (c) As used herein, "Alternative Transaction" means any of the following: (i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "Third Party") seeks to acquire,
                                          -----------
directly or indirectly, more than five percent (5%) of the outstanding shares of capital stock of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than five percent (5%) of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company (including for this purpose the outstanding equity securities of the Company's subsidiaries), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (v) the issuance by the Company of shares of capital stock to the public or (vi) the repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock representing at least five percent (5%) or more of the aggregate voting power of all voting securities of the Company.

                                  ARTICLE 10
                                  ----------
                           MISCELLANEOUS PROVISIONS

     10.1 Survival of Representations and Covenants.  All representations,
          -----------------------------------------
warranties, covenants and agreements of the Company contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the Expiration Date. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the Company until the Expiration Date.

     10.2 Transfer Taxes.  Each Stockholder shall be individually responsible
          --------------
for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

     10.3 Notices.  Any notice or other communication required or permitted to
          -------
be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:

          PaylinX Corporation
          1762 Business Center Drive, Suite 100
          Reston, VA  20190
          Attention:  President
          Telefax:  (703) 438-7113

     with a copy to:

          Arent Fox Kintner Plotkin & Kahn, PLLC
          1050 Connecticut Avenue, N.W.
          Washington, D.C. 20036-5339
          Attention:  Jeffrey E. Jordan
          Telefax:  (202) 857-6395


     if to Acquiror or Merger Sub:

          CyberSource Corporation
          1295 Charleston Road
          Mountain View, CA  94043
          Attention:  Chief Financial Officer
          Telefax:  (650) 625-9147

     with a copy to:

          Morrison & Foerster LLP
          755 Page Mill Road
          Palo Alto, California 94304
          Attention:  Richard Scudellari
          Telefax:  650-494-0792

     10.4 Time of the Essence.  Time is of the essence in the performance of
          -------------------
each of the terms hereof with respect to the obligations and rights of each party hereto.

     10.5 Headings.  The headings contained in this Agreement are for
          --------
convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.6 Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.7  Governing Law.  This Agreement shall be construed in accordance with,
           -------------
and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     10.8  Waiver.
           ------

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.9  Amendments.  This Agreement may not be amended, modified, altered or
           ----------
supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub and the Company.

     10.10 Severability.  In the event that any provision of this Agreement, or
           ------------
the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.11 Parties in Interest.  Except for the provisions of Article 8 hereof
           -------------------
applicable to the Stockholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.12 Entire Agreement.  The Transactional Agreements (including Schedules
           ----------------
and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     10.13 Construction.
           ------------

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

                           [Signature page follows]

     IN WITNESS WHEREOF, each of Acquiror, Merger Sub, and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              CYBERSOURCE CORPORATION



                              By:  /s/  William S. McKiernan
                                   Name:  William S. McKiernan
                                   Title: Chief Executive Officer


                              SAPPHIRE MERGER, INC.



                              By:  /s/  William S. McKiernan
                                   Name:  William S. McKiernan
                                   Title: President


                              PAYLINX CORPORATION



                              By:  /s/  John McDonnell, Jr.
                                   Name:  John McDonnell, Jr.
                                   Title: Chief Executive Officer

                        INDEX OF SCHEDULES AND EXHIBITS


     A.  Certain Definitions

     B.  Escrow Agreement

     C.  Company Financial Statements

     D.  Proprietary Information and Inventions Agreement

     E.  Form of Voting Agreement

     F.  Form of Lock-Up Agreement

     G.  Opinion from Company Counsel

     H.  Form of Noncompetition Agreement

     I.  Opinion from Acquiror's Counsel

     Schedule 6.7   Signatories to Voting Agreement

     Schedule 6.10  Signatories to Lock-Up Agreement

     Schedule 6.17  Parties to Executive Benefit Summaries

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):
                                              ---------

     Acquiror. "Acquiror" shall have the meaning specified in the first paragraph of the Agreement.

     Acquiror Material Adverse Effect. "Acquiror Material Adverse Effect" shall have the meaning specified in Section 5.8 of the Agreement.

     Acquiror Proxy Statement. "Acquiror Proxy Statement shall have the meaning specified in Section 6.6 of the Agreement.

     Acquiror Stock.  "Acquiror Stock" shall have the meaning specified in
Section 3.1(a) of the Agreement.

     Acquiror's Stockholders' Meeting. "Acquiror's Stockholders' Meeting shall have the meaning specified in Section 6.6 of the Agreement.

     Acquiror Stock Option Plan. "Acquiror Stock Option Plan" shall have the meaning specified in Section 3.2(a) of the Agreement.

     Affiliate. "Affiliate" shall have the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     Affiliates Agreement. "Affiliates Agreement" shall have the meaning specified in Section 6.9 of the Agreement.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Target Disclosure Schedule and
           ---------
all Exhibits), as it may be amended from time to time.

     Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to seek to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement, the other Transactional Agreements and the Transactions.

     Certificate. "Certificate" shall have the meaning specified in Section 3.1(a) of the Agreement.

     Certificate of Merger. "Certificate of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     Closing. "Closing" shall have the meaning specified in Section 3.8 of the Agreement.

     Code. "Code" shall have the meaning specified in the Recitals of the Agreement.

     Company. The "Company" shall have the meaning specified in the first paragraph of the Agreement.

     Company Contract.  "Company Contract" shall mean any Contract:

     (a) to which Company is a party;

     (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

     (c) under which the Company has or may acquire any right or interest.

     Company Preferred Stock. "Company Preferred Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

     Company Proxy Statement. "Company Information Statement" shall have the meaning specified in Section 6.6(c) of the Agreement.

     Company Returns.  "Company Returns" shall have the meaning specified in
Section 4.14(b) of the Agreement.

     Company Stock. "Company Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

     Company Stockholders' Meeting. "Company Stockholders' Meeting shall have the meaning specified in Section 6.6(c) of the Agreement.

     Company Stock Option Plan. "Company Stock Option Plan" shall have the meaning specified in Section 3.2(a) of the Agreement.

     Confidentiality Agreement. "Confidentiality Agreement" means the agreement between Acquiror and the Company dated as of April 4, 2000.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     Damages.  "Damages" shall have the meaning specified in Section 8.1.

     Defined Benefit Plan. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     DGCL. "DGCL" shall have the meaning specified in Section 1.2 of the Agreement.

     Dissenting Shares.  "Dissenting Shares" shall have the meaning specified in
Section 3.10(a) of the Agreement.

     Effective Time.  "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

     Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     Exchange Agent.  "Exchange Agent" shall have the meaning specified in
Section 3.3(a) of the Agreement.

     Escrow Agreement.  "Escrow Agreement" shall have the meaning specified in
Section 3.4 of the Agreement.

     Escrow Fund. "Escrow Fund" shall have the meaning specified in Section 3.4 of the Agreement.

     Escrow Period.  "Escrow Period" shall have the meaning specified in Section
8.4 of the Agreement.

     Exchange Price. "Exchange Price" shall mean the average closing price of Acquiror Stock as reported on the NASDAQ National Market on the ten (10) consecutive trading days ending on the day immediately preceding the date of Closing.

     Exchange Ratio.  "Exchange Ratio" shall have the meaning specified in
Section 3.1(a) of the Agreement.

     Escrow Shares.  "Escrow Shares" shall have the meaning specified in Section
3.4 of the Agreement.

     Financial Statements. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.

     GAAP. "GAAP" shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis across all periods presented.

     Governmental Authorization.  "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

     (b) right under any Contract with any Governmental Body.

     Governmental Body.  "Governmental Body" shall mean any:

     (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

     (d) multinational organization or body; or

     (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. (S)(S) 2011 et seq.
                                          -- ---

     HSR Act. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual would discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge, or should have had such Knowledge following investigation as set forth in subsection (b) above, of such fact or matter.

     Leased Premises.  "Leased Premises" shall have the meaning specified in
Section 4.6(d) of the Agreement.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Lock-Up Agreement.  "Lock-Up Agreement" shall have the meaning specified in
Section 6.10 of the Agreement.

     Material Adverse Effect. "Material Adverse Effect" shall have the meaning specified in Section 4.5(a) of the Agreement.

     Merger. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

     Merger Sub. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     Multiemployer Plan.  "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

     Noncompetition Agreement. "Noncompetition Agreement" shall have the meaning specified in Section 7.2(a)(viii) of the Agreement.

     Officer's Certificate. "Officer's Certificate" shall have the meaning specified in Section 8.5 of the Agreement.

     Order.  "Order" shall mean any:

     (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

     (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

     (a) such type of action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

     (b) such action is not required to be authorized by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company's business.

     Permit. "Permit" shall have the meaning specified in Section 6.6(a) of the Agreement.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Plans. "Plans" shall have the meaning specified in Section 4.16(a) of the Agreement.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

     Proprietary Information and Inventions Agreement. "Proprietary Information and Inventions Agreement" shall mean an agreement between the Company and its employees and consultants, substantially in the form of Exhibit D.
                                                        ---------

     Pro Rata Portion.  "Pro Rata Portion" shall have the meaning specified in
Section 3.4 of the Agreement.

     Registration Statement. "Registration Statement" shall have the meaning specified in Section 6.6 of the Agreement.

     Related Party.  Each of the following shall be deemed to be a "Related
Party":

     (a) each individual who is, or who has at any time been, an officer of the Company or a predecessor thereto;

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     (b) each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause "(a)" above, including adoptive relationships;

     (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

     SEC.  "SEC" shall mean the Securities and Exchange Commission.

     Stockholder. "Stockholder" shall mean a stockholder of the Company immediately prior to the Effective Time.

     Stockholders' Agent. "Stockholders' Agent" shall have the meaning specified in Section 8.9 of the Agreement.

     Stockholders' Agent Certificate. "Stockholders' Agent Certificate" shall have the meaning specified in Section 8.5 of the Agreement.

     Stock Option.  "Stock Option" shall have the meaning specified in Section
3.2 of the Agreement.

     Superior Proposal.  "Superior Proposal shall have the meaning specified in
Section 6.5 of the Agreement.

     Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     Target Disclosure Schedule. "Target Disclosure Schedule" shall have the meaning specified in Article 4 of the Agreement.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Third Party. "Third Party" shall have the meaning specified in Section 9.3(c) of the Agreement.

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     Transactional Agreements.  "Transactional Agreements" shall mean:

     (a)  the Agreement;

     (b)  the Escrow Agreement;

     (c)  the Affiliates Agreement;

     (d)  the Noncompetition Agreements;

     (e)  the Lock-Up Agreements;

     (f)  the Voting Agreements; and

     (g)  the Certificate of Merger.

     Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the Stockholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.

     Voting Agreement.  "Voting Agreement" shall have the meaning specified in
Section 6.7 of the Agreement.

     Year 2000 Compliant. "Year 2000 Compliant" shall have the meaning specified in Section 4.24 of the Agreement.

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